Exhibit 10.20

TRANSITION SERVICES AGREEMENT

     THIS TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of August 16, 2005, between Fortune Brands, Inc., a Delaware corporation (“Fortune”) and ACCO World Corporation, a Delaware corporation (“ACCO”).

W I T N E S S E T H:

     WHEREAS, the Board of Directors of Fortune has determined that it is appropriate and desirable to distribute all outstanding shares of common stock of ACCO Brands Corporation (“ACCO Brands”) on a pro rata basis to the holders of Fortune’s common stock pursuant to a Distribution Agreement, dated as of March 15, 2005 (the “Distribution Agreement”), by and between Fortune and ACCO; and

     WHEREAS, the parties hereto deem it to be appropriate and in the best interests of Fortune and ACCO that Fortune and ACCO, respectively, provide or shall procure the provision of certain services to Fortune and ACCO, respectively, on the terms and conditions set forth herein; and

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereto hereby agree as follows:

     1. Description of Fortune Services. Subject to and conditional upon the Distribution (as defined in the Distribution Agreement) becoming effective, Fortune shall, subject to the terms and provisions of this Agreement, provide to ACCO or a Subsidiary or Affiliate (as such terms are defined in the Distribution Agreement) of ACCO, or procure the provision to ACCO those services described on Exhibit A hereto (the “Fortune Services”). ACCO may, at its option, upon not less than thirty (30) days prior written notice (or such other period provided in Exhibit A for a particular service or as the parties may otherwise mutually agree in writing), direct Fortune to no longer provide or procure the provision of all or any category of such services.

     2. Consideration for Fortune Services. ACCO shall pay Fortune in accordance with Sections 7 and 8 of this Agreement and Fortune shall accept as consideration for the services to be rendered to ACCO hereunder the charges set forth on Exhibit A.

     3. Provision of Fortune Services.

     (a) Fortune shall be responsible for ensuring that it complies with all applicable statutes, regulations and laws relevant to the provision of the Fortune Services.

     (b) For the avoidance of doubt, it is acknowledged that, subject to its obligations to Fortune under the provisions of this Agreement, ACCO shall be free at any time (and without obligation to notify or inform Fortune) to arrange for any service identical to or similar to the Fortune Services to be provided to it by any person whatsoever.

     (c) Fortune shall exercise reasonable care to ensure that the manner in which it performs or provide the Fortune Services does not have any adverse effect on the name, trading image, goodwill or business of ACCO.

     (d) ACCO shall provide Fortune with such advice, assistance and information in connection with the performance of the Fortune Services as Fortune may from time to time reasonably require. Fortune and ACCO shall also liaise as appropriate to ensure that the Fortune Services are carried out in accordance with the provisions of Exhibit A hereto and where reasonably practicable Fortune shall comply with any instructions that ACCO shall reasonably issue from time to time concerning the methods of operation by which the Fortune Services shall be provided to ACCO.

     (e) ACCO and Fortune shall each use reasonable best efforts to keep each other informed of any special requirements applicable to the carrying out of the Fortune Services. To the extent reasonably necessary and appropriate Fortune shall promptly take steps where reasonably practicable to comply with such special requirements. In the event that these steps shall result in any increase or reduction in the actual cost to Fortune of providing the relevant Fortune Services then the fees payable pursuant to Section 2 above shall be increased or reduced accordingly.

     4. Description of ACCO Services. Subject to and conditional upon the Distribution (as defined in the Distribution Agreement) becoming effective, ACCO shall, subject to the terms and provisions of this Agreement, provide to Fortune or a Subsidiary or Affiliate (as such terms are defined in the Distribution Agreement) of Fortune, or procure the provision to Fortune those services described on Exhibit B hereto (the “ACCO Services”). Fortune may, at its option, upon not less than thirty (30) days prior written notice (or such other period provided in Exhibit B for a particular service or as the parties may otherwise mutually agree in writing), direct ACCO to no longer provide or procure the provision of all or any category of such services.

     5. Consideration for ACCO Services. Fortune shall pay ACCO in accordance with Sections 7 and 8 of this Agreement and ACCO shall accept as consideration for the services to be rendered to Fortune hereunder the charges set forth on Exhibit B.

     6. Provision of ACCO Services.

     (a) ACCO shall be responsible for ensuring that it complies with all applicable statutes, regulations and laws relevant to the provision of the ACCO Services.

     (b) For the avoidance of doubt, it is acknowledged that, subject to its obligations to ACCO under the provisions of this Agreement, Fortune shall be free at any time (and without obligation to notify or inform ACCO) to arrange for any service identical to or similar to the ACCO Services to be provided to it by any person whatsoever.

     (c) ACCO shall exercise reasonable care to ensure that the manner in which it performs or provide the ACCO Services does not have any adverse effect on the name, trading image, goodwill or business of Fortune or any member of Fortune Group (as defined in the Distribution Agreement).

     (d) Fortune shall provide ACCO with such advice, assistance and information in connection with the performance of the ACCO Services as ACCO may from time to time reasonably require. ACCO and Fortune shall also liaise as appropriate to ensure that the ACCO Services are carried out in accordance with the provisions of Exhibit B hereto and where reasonably practicable ACCO shall comply with any instructions that Fortune shall reasonably issue from time to time concerning the methods of operation by which the ACCO Services shall be provided to Fortune.

     (e) Fortune and ACCO shall each use reasonable best efforts to keep each other informed of any special requirements applicable to the carrying out of the ACCO Services. To the extent reasonably necessary and appropriate ACCO shall promptly take steps where reasonably practicable to comply with such special requirements. In the event that these steps shall result in any increase or reduction in the actual cost to ACCO of providing the relevant ACCO Services then the fees payable pursuant to Section 5 above shall be increased or reduced accordingly.

     7. Terms of Payment. Each party shall submit in writing an invoice covering its charges to the other party for services rendered hereunder. Such invoice shall be submitted on a monthly basis and shall contain a summary description of the charges and services rendered. Payment shall be made not later than thirty (30) days after the invoice date. Except as otherwise provided in this Agreement, the amount of any monthly service fee shall be pro-rated in the event that the corresponding services were provided for only a portion of a given month.

     8. Method of Payment. All amounts payable by ACCO for the services described on Exhibit A shall be remitted to Fortune in United States dollars to a bank to be designated in the invoice or otherwise in writing by Fortune, unless otherwise provided for and agreed upon in writing by the parties. All amounts payable by Fortune for the services described on Exhibit B shall be remitted to ACCO in United States dollars to a bank to be designated in the invoice or otherwise in writing by ACCO, unless otherwise provided for and agreed upon in writing by the parties. Detailed billing information will be provided upon request.

     9. Taxes. All amounts expressed in this Agreement as being payable by Fortune or ACCO are expressed exclusive of any value added tax or other similar Tax (as defined in the Distribution Agreement) which may be properly chargeable thereon.

     10. WARRANTIES. THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THERE ARE NO EXPRESS WARRANTIES OR GUARANTIES AND THERE ARE NO IMPLIED WARRANTIES OR GUARANTIES, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE AND FITNESS FOR A PARTICULAR PURPOSE.

     11. Limitation on Liability.

     (a) In no event shall either party have any liability, whether based on contract, tort (including, without limitation, negligence), warranty or any other legal or equitable grounds, for any punitive, consequential, special, indirect or incidental loss or damage suffered by the other party or any of their respective Subsidiaries or Affiliates (as such terms are defined in the Distribution Agreement) arising from or related to this Agreement, including without limitation, loss of data, profits (excluding profits under this Agreement), interest or revenue, or use or interruption of business, even if such party is advised of the possibility of such losses or damages.

     (b) The limitations set forth in Section 11(a) above shall not apply to liabilities which may arise as the result of fraud, willful misconduct, bad faith, gross negligence or willful default of Fortune, ACCO or anyone performing services on their behalf pursuant to this Agreement, or the reckless disregard or breach by Fortune or ACCO of its obligations and duties contained in or arising as a result of or in connection with this Agreement.

     12. Termination. This Agreement shall terminate on completion of all Fortune Services and ACCO Services, but may be terminated earlier in accordance with the following:

     (a) upon the mutual written agreement of the parties;

     (b) by either ACCO or Fortune for material breach of any of the terms hereof by Fortune or ACCO, as the case may be, if the breach is capable of being remedied and is not corrected within thirty (30) calendar days after written notice of the breach has been delivered to the defaulting party; provided that if the breach is not capable of being remedied, the Agreement may be terminated immediately; provided, further, that such termination shall only apply to those services in respect of which the defaulting party is in material breach and shall be without prejudice to the provision or receipt of all other Fortune Services and ACCO Services pursuant to this Agreement which shall remain in full force and effect notwithstanding such termination;

     (c) by either ACCO or Fortune forthwith, upon written notice to Fortune or ACCO, as the case may be, if Fortune or ACCO, as the case may be, shall become insolvent or shall make an assignment for the benefit of creditors, or shall be placed in receivership, reorganization, liquidation whether compulsory or voluntary (except for the purposes of a bona fide reconstruction or amalgamation with the consent of the other party, such consent not to be unreasonably withheld or delayed) or bankruptcy;

     (d) by Fortune forthwith, upon written notice to ACCO, if, for any reason, the ownership or control of ACCO, General Binding Corporation or any of their respective business operations which receive or provide services under this Agreement, becomes vested in, or is made subject to the control or direction of, any direct competitor of Fortune’s consumer products businesses, or any governmental or regulatory authority; provided, however, that termination in the event of a change of ownership or control of a business operation of ACCO or General Binding Corporation shall only apply to the services received by or provided to such business operation and shall be without prejudice to the provision or receipt of all other Fortune Services and ACCO Services pursuant to this Agreement which shall remain in full force and effect notwithstanding termination of the provision of Fortune Services or ACCO Services to such business operation; or

     (e) by ACCO forthwith, upon written notice to Fortune, if for any reason, the ownership or control of Fortune or any of its business operations which receive or provide services under this Agreement, becomes vested in, or is made subject to the control or direction of, any direct competitor of ACCO, or any governmental or regulatory authority; provided, however, that termination in the event of a change of ownership or control of a business operation of Fortune shall only apply to the services received by or provided to such business operation and shall be without prejudice to the provision or receipt of all other Fortune Services and ACCO Services pursuant to this Agreement which shall remain in full force and effect notwithstanding termination of the provision of Fortune Services or ACCO Services to such business operation.

     13. Consequences of Termination. Upon termination of this Agreement in accordance with Section 12:

     (a) each party shall be compensated for all services performed up to and including the date of termination in accordance with the provisions of this Agreement;

     (b) any rights or obligations to which any of the parties to this Agreement may be entitled or be subject to before such termination shall remain in full force and effect; and

     (c) termination shall not affect or prejudice any right to damages or other remedy which the terminating party may have in respect of the event which gave rise to the termination or any other right to damages or other remedy which any party may have in respect of any breach of this Agreement which existed at or before the date of termination.

     14. Term. This Agreement shall be effective from and after the Distribution Date (as defined in the Distribution Agreement) until terminated in accordance with Section l2 hereof.

     15. Amendment. This Agreement may be modified or amended only by the agreement of the parties hereto in writing, duly executed by the authorized representatives each party.

     16. Force Majeure.

     (a) Any delays in or failure of performance by any party hereto, other than the payment of money, shall not constitute a default hereunder if and to the extent such delays or failures of performance are caused by occurrences not reasonably foreseeable at the date of this Agreement which are beyond the reasonable control of such party (“Force Majeure”), including, but not limited to: acts of God; expropriation or confiscation of facilities; compliance with any order or request of any governmental authority; acts of war; riots or strikes or other concerted acts of personnel; or any causes, whether or not of the same clad or kind as those specifically named above, which are not within the reasonable control of such party, and which by the exercise of reasonable diligence, such party is unable to prevent.

     (b) If and to the extent that either party is prevented or delayed by Force Majeure from performing any of its obligations under this Agreement and promptly so notifies the other party, specifying the matters constituting Force Majeure together with such evidence in verification thereof as it can reasonably give and specifying the period for which it is estimated that the prevention or delay will continue, then the party so affected shall be relieved of liability to the other party for failure to perform or for delay in performing such obligations (as the case may be) and shall not be in breach of the terms and conditions of this Agreement as a result of such failure or delay, but shall nevertheless use its reasonable best efforts to resume full performance thereof as soon as possible; provided, however, that:

          (i) if the Force Majeure continues for a period of two (2) months or more following notification, the party not affected by the Force Majeure may terminate the provision or receipt of the services affected by the Force Majeure by giving not less than thirty (30) days prior notice to the other party, without prejudice to the provision or receipt of all other Fortune Services and ACCO Services pursuant to this Agreement which shall remain in full force and effect notwithstanding such termination; and

          (ii) if the Force Majeure continues for a period of two (2) months or more following notification and is such that the party affected by the Force Majeure is prevented or delayed from performing all or a substantial part of its obligations under this Agreement, the party not affected by the Force Majeure may terminate this Agreement by giving not less than thirty (30) days prior notice to the other party;

provided, further, that a notice of termination given under Section 16(b) (i) or (ii) shall be of no effect if the party affected by the Force Majeure resumes full performance of its obligations before the expiration of such notice period.

     17. Assignment. This Agreement and all of the provisions hereof shall not be assignable by either party hereto without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld or delayed). This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

     18. Notices. All notices, requests, claims, demands and other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid cable or telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, cabled or telecopied, or if mailed, ten days after mailing (two business days in the case of express mail or overnight courier service), as follows:

If to Fortune:

Fortune Brands, Inc.
300 Tower Parkway
Lincolnshire, Illinois 60069
Fax: (847) 484-4490
Attention: Mark A. Roche, Esq.

with a copy to

Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, New York 10112
Fax: (212) 541-5369
Attention: Edward P. Smith, Esq.

and A. Robert Colby, Esq.

and

Ungaretti & Harris LLP
3500 Three First National Plaza
Chicago, Illinois 60602
Fax: (312) 977-4405
Attention: William J. Lewis

If to ACCO:

ACCO Brands Corporation
300 Tower Parkway
Lincolnshire, Illinois 60069
Fax: (847) 484-4495
Attention: President

With a copy to

GBC Corporation
One GBC Plaza
Northbrook, Illinois 60062
Fax: (847) 272-4763
Attention: Steven Rubin, Esq.

     19. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely within such state, without regard to the principles of conflicts of laws thereof.

     20. Relationship of the Parties. Nothing in this Agreement shall constitute a partnership between the parties. Each party hereto is an independent contractor and not an agent or employee of the other party. Neither party shall have the authority or right to make any statements, representations, warranties or commitments of any kind, incur any liability or assume any obligation of any kind or to take any action which shall be binding on the other party, except as may be explicitly provided for in this Agreement or authorized in writing by the other party.

     21. Liability for Acts and Omissions of Others. Any act or omission of any subsidiary, employee, director, officer, contractor, representative or agent of Fortune or ACCO involved in the performance of this Agreement shall be considered in relation to this Agreement as an act or omission of Fortune or ACCO (as appropriate).

     22. Subcontracting.

     (a) Either party may subcontract or delegate the performance of all or any of its duties and obligations under this Agreement to any person without the prior consent of the other party, provided that the subcontracting party shall use reasonable skill and care in selecting such subcontractors or delegates and shall so far as is possible ensure that they are experienced and competent in relation to their respective duties and obligations.

     (b) Any party who subcontracts or delegates any of its duties and obligations in accordance with this Section 22 shall be responsible for every act or omission of the subcontractor or delegate as if it were an act or omission of the party itself.

     23. Cooperation after the Distribution. If, following the Distribution Date (as defined in the Distribution Agreement), it shall come to the notice of Fortune or ACCO that any service or facility provided by the other or any of its Subsidiaries or Affiliates (as such terms are defined in the Distribution Agreement) prior to the Distribution Date to or for it or any of its Subsidiaries or Affiliates and not covered hereby is not being performed or made available after the Distribution Date and such party considers that the relevant service or facility is necessary or desirable for the effective operation of its business, it may notify the other party giving full details of the relevant service or facility and the parties shall cooperate and negotiate in good faith to the extent reasonably practicable with a view to such service or facility being provided on reasonable commercial terms.

     24. Construction. In this Agreement:

     (a) References to an “Exhibit” are, unless otherwise specified, references to one of the Exhibits attached to this Agreement, and references to a “Section” are, unless otherwise specified, references to one of the Sections of this Agreement and references to a “sub-section” are, unless the context otherwise requires, references to the section in which the reference appears;

     (b) each of the Exhibits shall have effect as if set out in this Agreement and references to this Agreement shall include each of the Exhibits; and

     (c) in the event of and to the extent that there shall be any conflict between the provisions of this Agreement and the provisions of the Exhibits, the provisions of the Exhibits shall take precedence notwithstanding any other provision of this Agreement to the contrary.

     25. Titles and Headings. Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     26. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     27. No Waivers. No failure or delay by any party hereto to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right, unless expressly waived in writing by the party against whom the existence of such waiver is asserted.

     28. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     29. Rights. The rights, powers, privileges and: remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies, provided by law or otherwise. No single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy.

[signature page attached]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

FORTUNE BRANDS, INC.
By:	/s/ Mark A. Roche
Name: Mark A. Roche
Title: Senior Vice President, General Counsel and Secretary

ACCO WORLD CORPORATION
By:	/s/ Neal Fenwick
Name: Neal Fenwick
Title: Executive Vice President, Finance and Administration

EXHIBIT A

SERVICES TO BE PROVIDED BY FORTUNE

OFFICE SPACE AND SUPPORT SERVICES IN HONG KONG, GUANGZHOU AND NINGBO

I.	Fortune, through Fortune Brands International Corporation (“FBIC”) will provide office space in FBIC’s offices located in Hong Kong, Guangzhou and Ningbo until April 30th, 2007.

(a)	The space allocated to ACCO in the Hong Kong office shall consist of 1,510 square feet, at an annual rent of 48,400 USD.

(b)	The space allocated to ACCO in the Guangzhou office shall consist of 840 square feet, at an annual rent of 10,450 USD.

(c)	The space allocated to ACCO in the Ningbo office shall consist of 133 square feet, at an annual rent of 1,200 USD. .

II.	Fortune, through FBIC will provide the services listed below for two (2) years for up to fifteen (15) ACCO personnel housed in FBIC offices:

A.	Finance and accounting services as follows.

(i)	Payment of all operating expenses on behalf of ACCO.

(ii)	Allocation of expenses by account code in accordance with ACCO’s chart of accounts.

(iii)	Preparation of monthly debit notes with supporting documents.

(iv)	Process payment of corporate credit cards.

(v)	Obtain proper approvals and matching of supporting documents before payments are made.

(vi)	Monitor compliance to local tax ordinance for annual audit and government inspection.

(vii)	Bank accounts maintenance.

(viii)	Preparation of monthly financial package.

(ix)	Preparation of annual budget and forecast.

(x)	Provide annual financial statutory audit

B.	Information technology services as follows.

(i)	Provide hardware/software information technology services in Hong Kong, Guangzhou and Ningbo offices.

(ii)	Provide SUN systems software support (or mutually agreeable equivalent) and custom-made reports.

(iii)	Provide ad-hoc trouble shooting of software, laptops, printers and other accessories.

(iv)	Provide website maintenance for Kensington China website.

(v)	Provide reliable email service and Internet roaming access.

(vi)	Provide advice to ACCO in assessing hardware/software purchases.

(vii)	Provide on-going server maintenance support to business application software.

(viii)	Provide Blackberry wireless email solution (or mutually agreeable equivalent) for Hong Kong and Malaysia users.

(ix)	Provide technical support to Kensington Malaysia staff in accessing Kensington Oracle application

(x)	Create VPN tunnels to link up HK and ACCO USA networks to access corporate intranets.

C.	Human resources services as follows.

(i)	Payroll and pension fund management.

(ii)	Arrangement of annual medical coverage and life insurance.

(iii)	Tracking and update of employees personnel records.

(iv)	Negotiation of employees’ benefits with FESCO for China staffs.

(v)	Liaise with local tax bureau regarding employee income tax filing.

(vi)	Assist in recruitment process by placing advertisement or engagement of outside agencies.

(vii)	Arrange candidate interviews, screening of CVs and reference checking.

(viii)	Arrange medical check-ups for new hires and transfer of individual files through FESCO in China.

(ix)	Provide up-to-date employee handbook.

(x)	Preparation of employment contracts and termination of employment contracts.

D.	Administration services as follows.

(i)	Receptionist service, courier arrangement and sorting of incoming mail.

(ii)	Car and driver service for traveling within Guangdong province, China.

(iii)	Secretarial service, travel arrangements and travel visa application.

(iv)	Annual renewal of representative office license.

(v)	Pantry service — stocking up of food and drinks.

(vi)	Office cleaning and stationery purchase.

(vii)	Banking deposits and bill payments, parcel pickups and post office mailing.

(viii)	Arrange office security, telephone service and mobile phones purchase & maintenance.

(ix)	Arrange office insurance; report if and follow up on insurance claims.

(x)	Arrange corporate credit cards.

(xi)	Arrange office renovation and furniture purchase.

E.	Logistics services as follows (only available in Hong Kong).

(i)	Issuance of sales invoice and credit notes to customers.

(ii)	Issuance of purchase orders and matching of purchase orders to suppliers.

(iii)	Create and maintain inventory record by use of stock numbers to track their activities.

(iv)	Prepare monthly sales reports and inventory listings.

(v)	Process full set of documents including purchase and sales orders, shipment arrangement.

(vi)	Customs clearance, inventory reports, certificate of origin and L/C documents to bank.

Payment for the services in subsections (A) through (E) above will be calculated in the same manner as they had been calculated during the period of time immediately prior to the Distribution.

LEGAL SERVICES

Fortune will provide the new legal staff of ACCO with the following services at no charge:

I.	Within thirty (30) days of the closing:

(a)	Provide a summary of all open matters, including the name of the responsible Fortune attorney, outside counsel (if any), upcoming deadlines and the overall status of the matter.

(b)	Provide a complete listing of all files stored at Fortune as well as a listing of files in archive storage.

(c)	Provide a complete listing of all current outside counsel used in ACCO matters as well as historical fee information.

II.	For a period of six (6) months after closing.

(a)	Fortune attorneys will be available to work, under the supervision of the new legal staff of ACCO, on any matter that existed as of the date of the closing.

(b)	Fortune will, subject to the approval of the new legal staff of ACCO, continue to perform all work on current matters; provided, however, that Fortune will transition all matters that are anticipated to last for longer than six (6) months to the new legal staff of ACCO.

A member of the new legal staff of ACCO must participate in any meetings or conference calls.

MEETING PLANNING SERVICES

I.	Fortune will allow ACCO to continue using Fortune’s dedicated meeting planners, WorldTravel Partners I, LLC (“WorldTravel”).

ACCO will be responsible for paying for its percentage of total time incurred with WorldTravel meeting planners, as well as one-seventh (1/7) of WorldTravel’s meeting planners’ administrative time (formerly paid by Fortune).

EXHIBIT B

SERVICES TO BE PROVIDED BY ACCO

STORAGE SPACE IN WHEELING, ILLINOIS

ACCO will provide Fortune space for storage of archived documents at the ACCO location in Wheeling, Illinois for a period not to exceed one (1) year.

A.	Fortune will be entitled to use the existing storage space used by Fortune at ACCO’s facility located at 770 South Wolf Road, Wheeling, Illinois 60090-6070. The storage space consists of approximately 1080 sq. ft. of space (36’x30’).

B.	ACCO will cause Fortune to be named as an additional insured with respect to the Wheeling, Illinois facility.

C.	Fortune will pay ACCO $7,041.60 per year, payable monthly, in advance for the use of the storage space described herein.

UK EMPLOYEES

ACCO will continue to provide payroll services for up to six (6) months for non-ACCO employees of Fortune or its subsidiaries in the UK. Fortune will reimburse ACCO for its costs in providing these services and will provide cash funds to ACCO in advance of any payments by ACCO. Fortune may elect to discontinue these services upon thirty (30) days prior written notice to ACCO.